EXHIBIT 10.2

TECHPRECISION CORPORATION

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

THIS AGREEMENT is made by and between TechPrecision Corporation (the “Company”) and James Molinaro (the “Employee”).

Employee acknowledges that, in connection with his employment with the Company, he signed an offer letter dated July 21, 2010 (“Offer Letter”).  The Offer Letter is incorporated by reference into this At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”).

The parties desire to enter into this Confidentiality Agreement in connection with the Employee’s employment by the Company.

NOW, THEREFORE, in consideration of the employment of the Employee by the Company and the payment by the Company of compensation to the Employee for services rendered and to be rendered, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Non-Disclosure of Confidential Information.  The Employee acknowledges that, in the course of performing services for the Company, the Employee may obtain knowledge of the Company’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials and reagents, improvements, disclosures, customer and supplier lists, names and positions of employees and/or other proprietary and/or confidential information (collectively, the “Confidential Information”).  The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, or use for the Employee’s own benefit or to the detriment of the Company, any Confidential Information without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by the Employee.  The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

2. Inventions and Discoveries.

a. Employee acknowledges that any and all writings, documents, inventions, discoveries, processes, methods, designs, compositions of matter, formulas, computer programs or instructions (whether in source code, object code, or any other form), algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that Employee makes, conceives, discovers, or develops, either solely or jointly with any other person, at any time during the term of Employee’s employment, whether during working hours or at the Company’s facility or at any other time or location, whether patentable or not, and whether upon the request or suggestion of the Company or otherwise, that relate to or are useful in any way in connection with any business now or planned to be carried on by the Company (collectively, the “Intellectual Work Product”) shall be the sole and exclusive property of the Company.  Employee shall promptly and fully disclose all the Intellectual Work Product to the Company, and Employee shall have no claim for additional compensation for the Intellectual Work Product.

b. Employee acknowledges that all Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law.  To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the copyright law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Work Product, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Work Product under copyright, patent, trade secret, trademark and other law protecting proprietary or intellectual property rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company shall be entitled to obtain and hold in its own name all registrations of copyrights, patents, trade secrets, trademarks and other proprietary or intellectual property rights with respect thereto.

c. At the sole request and expense of the Company, either before or after the termination of Employee’s employment, Employee shall assist the Company in acquiring and maintaining registrations under copyright, patent, trade secret, trademark and other laws protecting proprietary or intellectual property rights in, and confirming its title to, such Intellectual Work Product.  Employee’s assistance shall include signing all applications for copyrights, patents and other proprietary or intellectual property rights and other documents, cooperating in legal proceedings and taking any other steps considered desirable by the Company.

3. Non-Compete.  For the period beginning on Employee’s first day of work with the Company and ending on the later of the first anniversary of the date Employee’s employment with the Company terminates for any reason or the first anniversary of the date that the last severance payment is made to the Employee pursuant to Sections 3(a) or 3(b) of the Offer Letter (as applicable), Employee agrees that:

a. he will not, directly or indirectly, anywhere in the world, engage in (whether as an employee, consultant, contractor, proprietor, partner, director or otherwise), or have any ownership interest, or participate in the financing, operation, management or control of, any person, firm, corporation, entity or business that engages in a business that is in competition with the business(es) of the Company.  It is agreed that passive ownership of no more than 5% of the outstanding voting securities of any publicly held business shall not, in and of itself, constitute a violation of this Confidentiality Agreement.

b. he will not, directly or indirectly, for his own account or on behalf of any other party, solicit, contact, contract with, supply, provide services for, do business with or take any other action designed to procure business from, any person, business or company whom the Employee solicited on behalf of the Company, or with whom the Employee did business on behalf of the Company, during the Employee’s employment.

c. he will not:  (i) solicit, encourage, or take any other action which is intended to induce any employee, independent contractor, customer or prospective customer of the Company to terminate his, her or its employment or business relationship with the Company; or (ii) interfere in any manner with the contractual, business or employment relationship between the Company and any employee, independent contractor, supplier, customer or prospective customer of the Company.

d. Employee has carefully read and considered the provisions of this paragraph, and, having done so, Employee agrees that the restrictions set forth in this paragraph, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary companies, officers, directors and shareholders.

4. Arbitration/Injunctive Relief.  The Employee acknowledges that compliance with this Confidentiality Agreement is necessary to protect the goodwill and other proprietary interests of the Company.  The Employee acknowledges that a breach of this Confidentiality Agreement will result in irreparable and continuing damage to the Company and its business, for which there will be no adequate remedy at law.  The Employee further agrees that, in the event of any breach of this Confidentiality Agreement, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief and damages as may be proper.  The parties further affirm that disputes or claims arising under this Confidentiality Agreement shall be resolved as contemplated in paragraph 11 of the Offer Letter (“Arbitration”).

5. At-Will Employment. This Confidentiality Agreement in no way affects the Employee’s at-will status with the Company.  Employee understands that he may terminate his employment with the Company for any reason, at any time, and that the Company may terminate his employment for any reason, at any time, with or without notice, subject to the terms of the Offer Letter.

6. Survival of Agreement; Binding Nature.  It is expressly agreed that the provisions of this Confidentiality Agreement shall survive and apply after the termination of the Employee’s employment with the Company.  This Confidentiality Agreement shall be binding on and inure to the benefit of the Employee’s executors, administrators or other legal representatives or assigns and on the Company’s successors and assigns.

7. Enforceability.  If any provision of this Confidentiality Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Confidentiality Agreement, as the case may require, and this Confidentiality Agreement shall be construed and enforced accordingly to the maximum extent permitted by law.

8. No Waiver.  No claim or right arising out of a breach or default under this Confidentiality Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is in writing and signed by the aggrieved party.

9. Disclosure to Future Employers.  Employee agrees to disclose the existence and terms of this Confidentiality Agreement to any employer for which Employee may work during his employment with the Company (which employment is not hereby authorized) or after the termination of his employment at the Company.  Moreover, the Company may notify any future or prospective employer or third party of the existence of this Agreement.

10. Construction.  This Confidentiality Agreement shall be construed and interpreted in accordance with the substantive laws of the Commonwealth of Pennsylvania.  This Confidentiality Agreement may not be modified, in whole or in part, except in writing signed by both of the parties.

IN WITNESS WHEREOF, this Confidentiality Agreement has been signed by the parties and is effective as of the date set forth below under the name of the Employee.

Agreed and Accepted:
TECHPRECISION CORPORATION Signature: /s/ Richard F. Fitzgerald Name: Richard F. Fitzgerald, Chief Financial Officer Date: July 21, 2010	Signature: /s/ James S. Molinaro Name: James S. Molinaro Date: July 21, 2010